EXHIBIT F-1



                   [ON LETTERHEAD OF BARBARA J. SWAN, ESQUIRE]

                                January 12, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

               RE:  ALLIANT ENERGY CORPORATION, ET AL.
                    FORM U-1 APPLICATION/DECLARATION
                    (FILE NO. 70-9735)

Ladies and Gentlemen:

     I have read the statement on Form U-1, as amended, in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy") and its wholly-owned, utility subsidiaries, Wisconsin Power and Light Company ("WPL") and South Beloit Water, Gas & Electric Company ("South Beloit"), and its subsidiaries, American Transmission Company LLC (the "Transco") and ATC Management Inc. (the "Corporate Manager") (collectively, the "Applicants"). I have acted as counsel for Alliant Energy, WPL and South Beloit (collectively, the "Alliant Energy Applicants") in connection with the Application. I have also read the order of the Commission dated December 29, 2000, approving the transactions discussed below.

     I am furnishing this opinion with respect to the transactions proposed in the Application, which relate to: (i) WPL's and South Beloit's transfer of certain transmission assets to the Transco; (ii) WPL's and South Beloit's receipt of Transco member units in exchange for such assets; (iii) the purchase by WPL, South Beloit and other utilities of Corporate Manager shares; (iv) the acquisition by the Transco of the transmission assets of other utilities in exchange for member units; and (v) the acquisition by WPL of all of the member units of a separate wholly-owned limited liability company ("NewCo") created to effect the transfer of WPL's transmission assets to the Transco.

     On December 29, 2000, in accordance with the terms and conditions of the order, the Applicants undertook the transactions described above.

     I am of the opinion that the proposed transactions have been consummated in accordance with said Application and your order. Further, I am of the opinion that:

     (a) all state laws applicable to the proposed transactions have been complied with;


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     (b)  (i) NewCo is validly organized and duly existing, and (ii) the membership interests of NewCo were validly issued, and the holders thereof are entitled to all of the rights and privileges of a member of NewCo as set forth in NewCo's articles of organization and operating agreement;

     (c) WPL and South Beloit have legally acquire the membership interests of the Transco and WPL has legally acquired the shares of the Corporate Manager; and

     (d) the consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by Alliant Energy, WPL, South Beloit or any associate company thereof.

     I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to Alliant Energy, WPL and South Beloit in connection with the proposed transactions. I express no opinion with respect to the laws of any other State or jurisdiction.

                                             Sincerely,


                                             Barbara J. Swan, Esq.


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